Exhibit 13.1

12/22/22, 6:37 PM Exceed UPCOMING RELEASES A WHOLE NEW WAY TO INVEST IN AND ENGAGE WITH TALENT One Platform To Invest, Earn, Interact, Inﬂuence, And Celebrate Talent EXCEED ROOKIE CLASS DaylinXL, Alex Envy, Luh Moody FREE MINT https://www.exceedtc.com 1 /6

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12/22/22, 6:37 PM Exceed

BEDTIME
Lil Durk & Doodie Lo
COMING SOON



EGO
Big Havi
COMING SOON

STAY UP TO DATE

Sign Up For Exceed And Get Notified About Our Latest Releases!

SIGN UP

IMAGINING AN ENTERTAINMENT INDUSTRY OWNED BY ARTISTS AND THEIR FANS



EARN ROYALTIES ALONGSIDE ARTISTS



UNLOCK EXCLUSIVE ACCESS AND



PEACE OF MIND

https://www.exceedtc.com 2/6

12/22/22, 6:37 PM Exceed RECENT PRESS RELEASES Fans invest in talent projects and iconic IP by purchasing shares that provide ﬁnancial returns based on performance. EXTRAS Fans receive exclusive rewards, content, and beneﬁts from the artists they invest in. INVESTING On Exceed's SEC/FINRA approved trading platform. Safely invest in real talent. RESHAPING THE DYNAMICS BETWEEN CREATORS AND FANS Exceed combines fandom with real ﬁnancial investment. Fans invest in their favorite Talent, become part of an exclusive community of investors, and gain access to unique beneﬁts, along with the potential of real ﬁnancial gains driven by that Talent’s success. Download the app and start investing in your favorite artists! https://www.exceedtc.com 3 /6

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12/22/22, 6:37 PM Exceed



ANTHONY MARTINI NAMED PRESIDENT OF EXCEED TALENT CAPITAL

Read Full Story



LIL DURK TO OFFER FANS SHARES OF ROYALTIES FROM NEXT SONG, "BEDTIME"

Read Full Story

THE DEALS: WMG PARTNERS WITH NFT PLATFORM OPENSEA; AUDIUS ACQUIRES SOUNDSTAGE.FM

Read Full Story

ARE YOU AN ARTIST?

Want to partner with us on a project?

We'd love to hear from you!

CONTACT ARTIST TEAM

HAVE QUESTIONS? WE GOT YOU.

What is Exceed?

What payment methods can I use to buy TalentShares?

How does investing in Talent work?

What is meant by "Talent" as an Asset Class?

What are TalentShares?

When I invest, what do I get?

How do I make money on my TalentShares?

How do I trade my TalentShares?

https://www.exceedtc.com 4/6

12/22/22, 6:37 PM Exceed

How often will I receive distributions?

What does AML and KYC approval mean?

How does my investment support the Talent?

What is "Testing the Waters"?

What is a Regulation A+ Offering?

What are music royalties?

Are there risks to these investments?

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PRIVACY POLICY TERMS OF USE

Exceed Does Not Give Investment Advice, Endorsement, Analysis Or Recommendations With Respect To Any Securities And/Or Offerings. The Content Of This Site Should Not Be Construed As Financial Advice Nor As An Offer Or Solicitation To Any Person In Any Jurisdiction To Purchase Or Subscribe For Any Investment Or Security.

Offers Are Made Exclusively Through Exceed's Official Offering Documents And Solely To Eligible Investors In Jurisdictions Where Such Offer, Distribution, Publication, Availability Or Use Would Be Permitted Under Applicable Laws. All Information In This Site Is Provided "As Is", Neither Exceed Nor Any Of Its Affiliates, Officers, Directors, Agents, Employees And/Or Representatives Make Any Warranty, Express Or Implied, Of Any Kind, Related To The Adequacy, Accuracy Or Completeness Of That Information Or The Use Of It.

Any Decision To Invest Should Be Made Only On The Basis Of The Relevant Documentation For Each Investment And The Risks Detailed Therein.

https://www.exceedtc.com 5/6

https://www.exceedtc.com 6 /6 12/22/22, 6:37 PM Exceed Exceed Is ‘Testing The Waters’ To Gauge Investor Interest In An Offering Under SEC Regulation A (An IPO). No Money Or Other Consideration Is Being Solicited At This Time For The Sale Of Securities, And If Any Is Sent, It Will Not Be Accepted. No Offer To Buy Securities Is Being Accepted. Any Indication Of Interest In Purchasing Securities Involves No Obligation Or Commitment Of Any Kind By You Or Exceed. There Is No Guarantee That This, Or Any Other, Offering On The Exceed Platform Will Proceed. Details Of Platinum Club Membership Beneﬁts Are Subject To Change.

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12/22/22, 6:38 PM Exceed FREQUENTLY ASKED QUESTIONS What is Exceed? What payment methods can I use to buy TalentShares? How does investing in Talent work? What is meant by "Talent" as an Asset Class? What are TalentShares? When I invest, what do I get? How do I make money on my TalentShares? How do I trade my TalentShares? How often will I receive distributions? What does AML and KYC approval mean? How does my investment support the Talent? What is “Testing the Waters”? What is a Regulation A+ Offering? What are music royalties? Are there risks to these investments? EXCEED HOME https://www.exceedtc.com/faq 1/2

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12/22/22, 6:38 PM Exceed FAQ CONTACT US © 2022 EXCEED LTD. ALL RIGHTS RESERVED https://www.exceedtc.com/faq 2/2 PRIVACY POLICY TERMS OF USE Exceed Does Not Give Investment Advice, Endorsement, Analysis Or Recommendations With Respect To Any Securities And/Or Offerings. The Content Of This Site Should Not Be Construed As Financial Advice Nor As An Offer Or Solicitation To Any Person In Any Jurisdiction To Purchase Or Subscribe For Any Investment Or Security. Offers Are Made Exclusively Through Exceed's Official Offering Documents And Solely To Eligible Investors In Jurisdictions Where Such Offer, Distribution, Publication, Availability Or Use Would Be Permitted Under Applicable Laws. All Information In This Site Is Provided “As Is”, Neither Exceed Nor Any Of Its Affiliates, Officers, Directors, Agents, Employees And/Or Representatives Make Any Warranty, Express Or Implied, Of Any Kind, Related To The Adequacy, Accuracy Or Completeness Of That Information Or The Use Of It. Any Decision To Invest Should Be Made Only On The Basis Of The Relevant Documentation For Each Investment And The Risks Detailed Therein. Exceed Is ‘Testing The Waters’ To Gauge Investor Interest In An Offering Under SEC Regulation A (An IPO). No Money Or Other Consideration Is Being Solicited At This Time For The Sale Of Securities, And If Any Is Sent, It Will Not Be Accepted. No Offer To Buy Securities Is Being Accepted. Any Indication Of Interest In Purchasing Securities Involves No Obligation Or Commitment Of Any Kind By You Or Exceed. There Is No Guarantee That This, Or Any Other, Offering On The Exceed Platform Will Proceed. Details Of Platinum Club Membership Beneﬁts Are Subject To Change.

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12/22/22, 6:36 PM Exceed Free Mint EXCEED ROOKIE CLASS Powered by CNDUCTR Exceed is all about giving back & empowering our community. As a thank you to the Exceed fam we are bringing you all Exceed’s genesis mint for free! The Exceed Rookie Class features 3 exciting and extremely talented young artists all making their Web3 debuts on the Exceed platform: DaylinXL, Alex Envy, and Luh Moody. With the Exceed Rookie Class, we endeavor to push the boundaries of fan and artist engagement to new frontiers and set out on our vision to create an entertainment industry that is owned and operated by artists and fans. Today we take the ﬁrst step toward making that revolutionary vision a reality, together! Join DaylinXL, Alex Envy, and Luh Moody as they kick off their careers with the Exceed fam behind them and become day one partners in their careers. Welcome to the future of music! Connect Wallet https://rookieclass.exceedtc.com 1/10

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12/22/22, 6:36 PM Exceed EXCEED ROOKIE CLASS POWERED BY CNDUCTR In partnership with Creambridge, The Exceed Rookie Class is a free mint featuring 3 exciting and extremely talented young artists making their Web3 debuts on the Exceed platform: DaylinXL, Alex Envy, and Luh Moody. Each Exceed Rookie Class artist intends to release a Reg A Mini IPO of their royalty earnings on the Exceed platform in early 2023. Each NFT is of differing rarity and will provide holders with the following: Priority list reservation to purchase shares in each of the Rookie Class artist's intended Reg A mini IPO’s White list spot for the upcoming Lil Durk and OTF Exceed release 1 of 3 potential CNDUCTR Stem players loaded with songs from the Exceed Rookie Class roster Additional perks dependent on rarity to be announced https://rookieclass.exceedtc.com 2/10 WHAT IS THE CNDUCTR? The CNUDCTR stem player is a revolutionary NFT app. You heard that right, an app within an NFT. The CNDUCTR allows you to manipulate the stems of any song, in real time. You can record and download your own versions of songs straight from your NFT in Opensea, Looksrare or ANY NFT marketplace. You can also simply listen to the songs and explore different variations and remixes for your own enjoyment. The CNDUCTR stem player takes music and listener participation to the next level, turning streaming into a truly collaborative and immersive experience. We at Exceed are thrilled to help pioneer this groundbreaking technology and immersive listening experience in partnership with the CNDUCTR team.

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12/22/22, 6:36 PM Exceed UNCOMMON Uncommon CNDUCTR Pre - loaded with stems from a song by one of the Exceed Rookie Class Artists Whitelist spot for the upcoming Lil Durk and OTF mint on Exceed https://rookieclass.exceedtc.com 3/10

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12/22/22, 6:36 PM Exceed RARE Rare CNDUCTR Pre - loaded with stems from a song by one of the Exceed Rookie Class Artists Whitelist spot for the upcoming Lil Durk and OTF mint on Exceed "Priority list reservation" to purchase shares in each of the Rookie Class artist’s intended Reg A mini IPO’s https://rookieclass.exceedtc.com 4/10

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12/22/22, 6:36 PM Exceed https://rookieclass.exceedtc.com 5/10

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12/22/22, 6:36 PM Exceed LEGENDARY Legendary CNDUCTR Pre - loaded with stems from a song by one of the Exceed Rookie Class Artists Whitelist spot for the upcoming Lil Durk and OTF mint on Exceed "Priority list reservation" to purchase shares in each of the Rookie Class artist’s intended Reg A mini IPO’s A BREAKDOWN TOTAL TOKENS 3,333 LAUNCH DATE DECEMBER 20TH 2022 AMOUNT RAISED $ N / A USD MEET THE ARTISTS https://rookieclass.exceedtc.com 6/10

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12/22/22, 6:36 PM Exceed DaylinXL DaylinXL is a rising recording artist with a passion for both music and basketball. With a background in the sport, DaylinXL attended Mississippi Valley State on a Division 1 scholarship before pursuing his true calling in music. After relocating to Los Angeles, he joined an artist incubator program run by multi - platinum songwriter and producer Kool Kojack. It was there that he connected with fellow Milwaukee producer Jaron Tsuchiyama, and the two began working on DaylinXL's debut EP, "Before it's 2 Late". Featuring nine tracks and blending various genres, "Before it's 2 Late" was released in February and was inspired by DaylinXL's late grandmother, who passed away from breast cancer. Her voice is featured on the introduction of the song "Yellow Flowers", and the project's lead single, "We Slide", features Chicken P, a leading artist in the Milwaukee hip - hop community. DaylinXL is now focused on recording more music and launching his own fashion brand. His next project, "The Hills Revisited", is slated for release in 2023. Keep an eye out for this rising star. https://rookieclass.exceedtc.com 7/10

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12/22/22, 6:36 PM Exceed Luh Moody Luh Moody is a twenty - one year old recording artist hailing from Chicago, Illinois. Having experienced immense poverty and chronic instability as a child, Moody's music is deeply introspective, delving into the many traumatic experiences he endured. Despite his turbulent past, Moody's music also contains hopeful undertones, as he aspires to obtain success and share it with his loved ones. Stylistically, Moody is incredibly versatile, balancing melodic choruses with gritty drill raps. His ﬁrst single, "Heartache at 3AM", was a melodic ode to a close friend who was tragically murdered in Chicago. The music video was directed by Chris Peterson, a notable videographer who has worked with many prominent artists in the Midwest. Moody's debut project, "Trauma Bonds", is set to release in January 2023 and will be made available on Exceed Talent, providing fans with the opportunity to invest in the project. Keep an eye out for this talented and introspective artist. https://rookieclass.exceedtc.com 8/10

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12/22/22, 6:36 PM Exceed HAVE QUESTIONS? WE GOT YOU. Alex Envy Alex Envy is an eighteen year old singer - songwriter from Milwaukee who developed his musical inclination at an early age, as he used to beat on lunch tables and belch out melodies in middle school As a songwriter, Alex leans into his vulnerability, as his lyricism vividly details experiences of heartache and emotional devastation. Despite only having a few singles released, Alex has already positioned himself as a rising ﬁgure within Milwaukee’s alternative music scene, as he’s worked closely with Stok3y and Run Along Forever. Alex is gearing up to release his debut project, Bad for Us, which will be available across streaming platforms in January 2023 https://rookieclass.exceedtc.com 9/10

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12/22/22, 6:36 PM Exceed V I S I T O U R H E L P C E N T E R What is Exceed? What is the Exceed Rookie Class NFT? What does “ Priority List Reservation ” mean? What is the CNDUCTR Stem Player? EXCEED HOME FAQ CONTACT US © 2022 EXCEED LTD. ALL RIGHTS RESERVED https://rookieclass.exceedtc.com 10/10 PRIVACY POLICY TERMS OF USE Exceed Does Not Give Investment Advice, Endorsement, Analysis Or Recommendations With Respect To Any Securities And/Or Offerings. The Content Of This Site Should Not Be Construed As Financial Advice Nor As An Offer Or Solicitation To Any Person In Any Jurisdiction To Purchase Or Subscribe For Any Investment Or Security. Offers Are Made Exclusively Through Exceed's Official Offering Documents And Solely To Eligible Investors In Jurisdictions Where Such Offer, Distribution, Publication, Availability Or Use Would Be Permitted Under Applicable Laws. All Information In This Site Is Provided “As Is”, Neither Exceed Nor Any Of Its Affiliates, Officers, Directors, Agents, Employees And/Or Representatives Make Any Warranty, Express Or Implied, Of Any Kind, Related To The Adequacy, Accuracy Or Completeness Of That Information Or The Use Of It. Any Decision To Invest Should Be Made Only On The Basis Of The Relevant Documentation For Each Investment And The Risks Detailed Therein. Exceed Is ‘Testing The Waters’ To Gauge Investor Interest In An Offering Under SEC Regulation A (An IPO). No Money Or Other Consideration Is Being Solicited At This Time For The Sale Of Securities, And If Any Is Sent, It Will Not Be Accepted. No Offer To Buy Securities Is Being Accepted. Any Indication Of Interest In Purchasing Securities Involves No Obligation Or Commitment Of Any Kind By You Or Exceed. There Is No Guarantee That This, Or Any Other, Offering On The Exceed Platform Will Proceed. Details Of Platinum Club Membership Beneﬁts Are Subject To Change.

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12/22/22, 6:36 PM Exceed SONG BEDTIME "Bedtime" is a song set to be released by Lil Durk's OTF collective in Q1 of 2023. The track features longtime collaborator and OTF member Doodie Lo. OTF EXCEED PASS Lil Durk has partnered with Exceed to present the OTF Exceed Pass; a digital pass in honor and celebration of Lil Durk and Doodie Lo’s planned mini - IPO under Regulation A of the streaming royalty earnings from their upcoming song ‘Bedtime’, set to appear on the forthcoming album from Lil Durk's OTF collective. Each OTF Exceed Pass comes equipped with an CNDCTR Stem player loaded with never before heard OTF music. In addition, OTF Exceed Pass holders will receive a lifetime Exceed Platinum Club Membership . EXCEED PLATINUM CLUB MEMBERSHIP All OTF Exceed Pass holders will get an Exceed Platinum Club Membership with the following beneﬁts*: Priority list reservation** for all future planned artist Reg A IPOs and royalty sales on the Exceed platform, including the upcoming Reg A Mini IPO for "Bedtime" by Lil Durk feat. Doodie Lo. No minimum share purchase requirements for all qualiﬁed offerings on the Exceed platform. No transaction and processing fees on Exceed platform purchases of TalentShares. *Subject to change without notice **Priority list reservations grant holders access to artists’ mini - IPOs and sales before the general public. https://lildurk.exceedtc.com 1/7

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12/22/22, 6:36 PM Exceed GOLD $75 Lifetime Exceed Platinum Club Membership Gold OTF CNDUCTR Web3 Stem Player to be loaded with “Bedtime” by Lil Durk. COMING SOON 2000 / 2000 TOKEN LEFT https://lildurk.exceedtc.com 2/7

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12/22/22, 6:36 PM Exceed PLATINUM $150 Lifetime Exceed Platinum Club Membership Platinum OTF CNDUCTR Web3 Stem Player to be loaded with “Bedtime” + 1 never before released OTF song. +Virtual meet and greet with Lil Durk COMING SOON 1000 / 1000 TOKEN LEFT https://lildurk.exceedtc.com 3/7

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12/22/22, 6:36 PM Exceed DIAMOND $300 Lifetime Exceed Platinum Club Membership Platinum OTF CNDUCTR Web3 Stem Player to be loaded with “Bedtime” + 2 never before released OTF songs. +Virtual meet and greet with Lil Durk +VIP ticket(s) to upcoming Lil Durk tour https://lildurk.exceedtc.com 4/7

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12/22/22, 6:36 PM Exceed

COMING SOON

333/333 TOKEN LEFT

A BREAKDOWN

TOTAL TOKENS	LAUNCH DATE	AMOUNT RAISED
3,333 3 Tiers	TBA 2023	$-- USD

LIL DURK & OTF'S GLOBAL SOCIAL REACH 3+ BILLION STREAMS, 17+ MILLION MONTHLY LISTENERS COMBINED

3+ Billion Total track streams over 3 years	12X Platinum 30X Gold Artist
17M Monthly Listeners	5M Subscribers 3.5B Video Views
14M Followers	5M Followers
7M Monthly Followers	2M Followers 3.1B Video Views

PERFORMANCE

https://lildurk.exceedtc.com 5/7

12/22/22, 6:36 PM Exceed

Track	1 Year Streams	Est. Stream Rev	Release Date
HellCats	290,000,000	$1,450,000	12/17/2021
Broadway Girls	277,000,000	$1,385,000	3/5/2021
Every Chance I Get	449,000,000	$2,245,000	4/21/2021
The Voice of Heroes	119,000,000	$595,000	6/1/2021
Ahh Ha	334,000,000	$1,670,000	2/21/2022
2040	140,000,000	$700,000	6/3/2021
Hats Off	244,000,000	$1,220,000	6/3/2021
How it Feels	168,000,000	$840,000	6/3/2021

Assumes $0.005/stream based on weighted average of data provided by Headphonesty report of DSPs

INVESTMENT ECONOMICS

You Will Earn A Share Of The Income Potentially Generated By The Song:

STREAMING

DOWNLOAD

Series Bedtime has obtained 50% of the income rights to Bedtime, which entitles it to receive 50% of any potential future royalty payments

SERIES BEDTIME RIGHTS HOLDERS


50%
50%

OTHER RIGHTS HOLDERS

HAVE QUESTIONS? WE GOT YOU.

https://lildurk.exceedtc.com 6/7

12/22/22, 6:36 PM Exceed V I S I T O U R H E L P C E N T E R What is Exceed? What is the “ OTF Exceed Pass ” ? What does “ Priority List Reservation ” mean? What is the CNDUCTR Stem Player? What is the Exceed Platinum Club? EXCEED HOME FAQ CONTACT US © 2022 EXCEED LTD. ALL RIGHTS RESERVED https://lildurk.exceedtc.com 7/7 PRIVACY POLICY TERMS OF USE Exceed Does Not Give Investment Advice, Endorsement, Analysis Or Recommendations With Respect To Any Securities And/Or Offerings. The Content Of This Site Should Not Be Construed As Financial Advice Nor As An Offer Or Solicitation To Any Person In Any Jurisdiction To Purchase Or Subscribe For Any Investment Or Security. Offers Are Made Exclusively Through Exceed's Official Offering Documents And Solely To Eligible Investors In Jurisdictions Where Such Offer, Distribution, Publication, Availability Or Use Would Be Permitted Under Applicable Laws. All Information In This Site Is Provided “As Is”, Neither Exceed Nor Any Of Its Affiliates, Officers, Directors, Agents, Employees And/Or Representatives Make Any Warranty, Express Or Implied, Of Any Kind, Related To The Adequacy, Accuracy Or Completeness Of That Information Or The Use Of It. Any Decision To Invest Should Be Made Only On The Basis Of The Relevant Documentation For Each Investment And The Risks Detailed Therein. Exceed Is ‘Testing The Waters’ To Gauge Investor Interest In An Offering Under SEC Regulation A (An IPO). No Money Or Other Consideration Is Being Solicited At This Time For The Sale Of Securities, And If Any Is Sent, It Will Not Be Accepted. No Offer To Buy Securities Is Being Accepted. Any Indication Of Interest In Purchasing Securities Involves No Obligation Or Commitment Of Any Kind By You Or Exceed. There Is No Guarantee That This, Or Any Other, Offering On The Exceed Platform Will Proceed. Details Of Platinum Club Membership Beneﬁts Are Subject To Change.

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Note: the “Trenches Pass” concept referred to in this Press Release was abandoned in November 2022. No Trenches Passes were sold.

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LIL DURK PARTNERS WITH EXCEED FOR PLANNED IPO OF UPCOMING MUSIC

OFFERS EXCLUSIVE ACCESS TO CUSTOM GRAND THEFT AUTO SERVER AS PART OF FAN EXPERIENCE

Rapper. Entrepreneur. Investor: Lil Durk Fuses Music and Gaming with Upcoming GTA-Based Digital Collectible Release

(Los Angeles, CA) - October 25th, 2022 - Exceed Talent Capital, the top platform enabling people to purchase SEC-compliant shares of talent, announced Chicago's Voice of the Streets, Lil Durk has partnered with them to offer a planned IPO for his upcoming OTF collaboration release of the song "Bedtime" with his artist Doodie Lo, giving fans a chance to participate in the revenues of royalties from the song.

To commemorate this partnership, Lil Durk and Exceed will release the "Trenches All-Access Pass," which will enable exclusive access to the private Grand Theft Auto roleplay server custom-built by Lil Durk and his OTF Gaming company. The Exceed pre-sale grants immediate lifetime access, limited edition in-game wearables, and gives holders first dibs on shares from the intended music IPO.

Exceed's core mission, as the platform's President, Anthony Martini, explains, is to "Enable artists to IPO their work so fans can literally become partners with them," said Martini. "We believe this incentivizes the highest levels of engagement which is a win all around."

Lil Durk explains his motivation behind the partnership, “Where I’m from, few own anything. As The Voice of the Trenches and for my label OTF, I’m always looking for ways to expand and give back to my people. Exceed makes it possible for my fans to become part of my team and share in our success together.”

Rita Lee, CEO of TTPMG adds, “I’ve always wanted to implement a fractional IP sale, but there are so many legal and regulatory barriers. Exceed is the first company that seems to have taken time to do it properly and I’m excited about how we can empower more creatives and democratize access to blue chip IP for the community and beyond. The industry needed this.”

Since its release last month, Lil Durk's gaming initiative has acted as a space to promote music through the server's radio broadcasting and for players to interact with each other and their favorite artist. The experience will become an even more intimate space following the sale.

Each Trenches Pass contains the following:

●	Priority list reservation for first dibs on Talentshares from Lil Durk’s planned IPO for his upcoming OTF collaboration release of the song "Bedtime" with his artist Doodie Lo

●	Instant and lifetime access to Lil Durk's Premium Trenches GTA server, where fans can interact and game alongside Lil Durk

●	Trenches GTA Online Loot Box - each Loot Box will contain limited edition in-game wearables from a collection of over 1000 custom items made exclusively for Trenches Pass holders.

●	A selection of IRL perks, like one-of-a-kind physical items, interactions with Lil Durk himself, VIP designation for in-person events, free concert tickets and more.

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While the "Trenches All-Access Pass" can technically be considered an NFT, Exceed takes a unique approach to web3. Martini explains, "We believe the blockchain is a really efficient way to deliver and authenticate digital assets. We're not talking about JPEGs that sit in your wallet; in fact, you don't even need a wallet to participate. We're simply using tokens to deliver assets that people can use in ways they're already familiar with. Think of it as web 2.5."

Lil Durk, alongside OTF Gaming Co-Founder and former FaZe Clan member Zephyr, looks forward to the upcoming release and the prospect of growing the platform further. "We wanted to create an amazingly refreshing experience for gamers and roleplayers in the RP and FiveM community with a combination of the Gaming Industry and Music Industry," said Zephyr. "The Trenches Server will host regular events and integrate them with both endemic and non-endemic brands in the gaming space to showcase them and have our players engage with their brands/products. This includes digital music festivals and a lot more."

Reserve your spot for the NFT sale and VIP access to the intended music IPO now at http://lildurk.exceedtc.com.

Exceed is 'testing the waters' to gauge investor interest in an offering under SEC Regulation A (an IPO). No money or other consideration is being solicited at this time for the sale of securities, and if any is sent, it will not be accepted. No offer to buy securities is being accepted. Any indication of interest in securities involves no obligation or commitment of any kind.

ABOUT EXCEED

Exceed is a platform that enables talent to create a legally compliant IPO of their work and allows everyone to invest in the talent they love. The platform's unique engagement tools enable fans to become part of the success of their favorite creators not only through financial benefits but also special exclusive rewards and activities. Unlike the current song-only royalty-sharing platforms, Exceed will offer fans a broad range of investment opportunities not just for musical artists but influencers, creators, athletes, and other talents interested in launching SEC-compliant public offerings of their work.

##

Press Contact:	Jonah Keel - jonah_keel@bhimpact.com
Greg Cortez - greg.cortez@42west.net

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Note: the “Trenches Pass” concept referred to in Discord was abandoned in November 2022. No Trenches Passes were sold.

EXCEED TALENT DISCORD SERVER COMMUNICATIONS - EXCERPTS

ANNOUNCEMENTS

Exceed would like to welcome you to our Discord server!

First a little about Exceed!

The Exceed Platform is a marketplace that allows fans to invest in the Talent they love.

Unlike royalty-sharing platforms, Exceed seeks to offer fans a broad range of investment opportunities from musical artists, influencers, athletes and other talents who have impacted our lives. In addition, Exceed enables fans to benefit beyond royalty-related income and extend it to live performance, physical sales, merchandise, advertising & sponsorship, and a variety of other talent income sources.

Investing is just the beginning. The relationship between Talents and their fans is a powerful dynamic. Exceeds in-app fan engagement tools allow fans to become of the success of their idols not only through financial benefits but also special exclusive rewards and activities.

We are excited that you are here, and can not wait for you all to see what is coming!

To Claim your role as an Artist react with the microphone emoji!

To Claim your role as a Fan react with a thumbs up emoji!

Twitter Spaces is experiencing technical disruptions today so we will be rescheduling our Twitter Spaces with Rainbow Alpha for this weekend!

As soon as we have a new day and time on the books the Exceed fam will be the first to know!

Thank you everyone and stay tuned! :Exceed:

FAQ

UnstoppableBunny — Today at 04:56

What is Exceed?

The Exceed Platform is a marketplace that allows Fans to invest in the Talent they love.

Unlike royalty sharing platforms, Exceed seeks to offer fans a broad range of investment opportunities from musical artists, influencers, creators, athletes and other talents who have impacted our lives. In addition, Exceed enables Fans to benefit beyond royalty-related income and extend it to live performance, physical sales, merchandise, advertising & sponsorship, and a variety of other talent income sources.

Investing is just the beginning. The relationship between Talents and their Fans is a powerful dynamic. Exceed’s in-app fan engagement tools allow fans to become part of the success of their idols not only through financial benefits but also special exclusive rewards.

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How do I get started?

Firstly, you need to download the Exceed app.

The process is simple. Everything you need is in the Exceed app and it will guide you step by step.

Who can invest?

Anyone 18 years of age and older can invest. Because of the risks involved with this type of investing, however, you are limited in how much you should invest during any 12-month period in these transactions. The limitation on how much you can invest depends on your net worth and annual income.

What payment methods can I use to buy TalentShares?

Currently the Exceed App accepts ACH payments, Credit and Debit Cards

Coming soon - cryptocurrency payments.

Why is it important that Exceed offers securities that are SEC qualified?

There are many talent marketplaces, each offering different methods and levels of participation for fans and investors. Exceed has chosen to take a rigorous regulatory approach to creating its talent investment platform and, eventually, its exchange.

What are TalentShares?

TalentShares are a new way for Fans to buy a stake in the success of Talent they love and share in their success. TalentShares are offered under Regulation A+ of the U.S. Securities and Exchange Commission. In the run-up to each offering, Exceed’s market experts work with the Talent and their representation to evaluate and determine what to offer to the public, the number of TalentShares to be offered, and at what price.

How do I make money on my TalentShares?

Fans may be able to benefit financially from their TalentShares in two ways:

1. Trading. You may make (or lose) money by buying or selling TalentShares in the market at a different price to the one that you purchased it for.

2. Collect Piece of the Pie (POPs) - similar to stock dividends, POPs provide the holders of TalentShares with the potential of a financial distribution, based on the performance of the Talent. POPs, or any form of income or capital distribution, are not guaranteed, and it is possible that the TalentShares you own will never distribute any money at all.

How do I trade my TalentShares?

TalentShares are, theoretically, immediately tradable following purchase. There are no mandatory holding periods, and you can sell your TalentShares privately as soon as you take possession of them. However trading in TalentShares can only take place on a suitably licensed Alternative Trading Platform. Exceed intends to offer this functionality in the near future via its app, although please note that there is no guarantee that any such trading platform will be made available to TalentShare holders, and even if it is, there is no guarantee of liquidity, or of you finding a willing buyer or seller for your TalentShares.

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How does my investment support the Talent?

This depends on the type of investment that is being offered. Our investments range from investing in a Talent’s project before it has been completed (new projects) to Talent creations that may have been completed years earlier (historical IP).

If a Fan invests in a Talent’s new project, the funds are typically utilized by the Talent to complete the project and bring it to market. In this case, the funds go directly to assisting the Talent in advancing their career. Once the Fan has invested, it is then through Exceed’s fan engagement app that they can promote the Talent and be part of the future of the project in which they invested.

If a Fan invests in a completed project (historical IP), then the proceeds may go to the Talent to allow them to create new projects based on the investment they received from historical ones. In this case, the fan can also promote the Talent and be part of their continuing journey using our fan engagement app.

What are music royalties?

Music royalties are payments received by rights holders such as songwriters, composers, and recording artists, in exchange for the licensed use of their music. These royalties are paid out by institutions that use the music (from TV channels, radio stations and venues to streaming platforms and beyond), and collected on behalf of rights holders most of the time by Performance Rights Organizations (PROs). In some cases, the user (such as major labels) will pay out the royalties directly to rights holders.

Performance royalties are licensed and collected by PROs. Songwriters and publishers register with these organizations to collect performance royalties due them whenever a song is played in public. This includes the playing of a song on radio (AM/FM, streaming, or satellite), in a concert hall or in a restaurant, and on television shows and commercials. These PROs pay both the publisher and the songwriter for their respective share of the performance royalty that they collect.

In some cases, the offerings that are presented on the Exceed platform go beyond music rights deals and often have a higher income potential. If the offering is related to an associated record label or distributor, the owners shares in such an offering will also potentially receive income from physical sales of albums & CDs and other sources of revenue such as merchandise sales

What is “Testing the Waters”?

Testing the Waters was introduced by the SEC in 2012 as a method of allowing companies to gauge interest in their potential public offerings, without risking their own resources on expensive and time-consuming offering processes, and without investors risking their money on offerings that may never come to fruition. In short, Testing the Waters is a mechanism that allows Exceed to gauge public interest in its TalentShare offerings without Fans committing to purchasing anything.

Exceed Is ‘Testing The Waters’ to gauge investor interest in an offering under SEC Regulation A (a “Mini IPO”). During the Testing Waters phase, no money or other consideration is being solicited at this time for the sale of securities, and if any is sent, it will not be accepted. No offer to buy securities is being accepted. Any indication of interest in purchasing securities involves no obligation or commitment of any kind by you or exceed. There is no guarantee that this, or any other offering on the Exceed platform will proceed.

Details Of Platinum Club Membership benefits are subject to change.

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